Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Second Quarter and Year to Date Fiscal 2013 Operating Results

January 9, 2013	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the three and six months ended November 30, 2012. Sales for the three months ended November 30, 2012 decreased $773,966, or 22.3%, to $2,702,259 compared to $3,476,225 for the same period last year. Sales for the six months ended November 30, 2012 decreased $564,786, or 8.1%, to $6,382,924 compared to $6,947,710 for the same period last year. Net loss for the second quarter ended November 30, 2012 was $104,604, or $.03 per diluted share, compared to net loss of $78,176, or $.03 per diluted share, for the same period last year. Net income for the six months ended November 30, 2012 was $15,544, or $.01 per diluted share, compared to net income of $58,852, or $.02 per diluted share, for the same period in the prior year.

For the second quarter ended November 30, 2012, sales in the SBS Balancer segment decreased $501,624, or 21.2%, to $1,861,661 from $2,363,285 in the second quarter of Fiscal 2012. For the six months ended November 30, 2012, sales in the SBS Balancer segment decreased $759,140, or 15.5%, to $4,124,684 from $4,883,824 in the same period of Fiscal 2012. Sales of the Company’s balancer products decreased due to lower volumes of shipments primarily into Asia and also to a lesser extent into North America.

Sales in the Measurement segment decreased $272,342, or 24.5%, to $840,598 in the second quarter of Fiscal 2013 from $1,112,940 in the second quarter of the prior year. Measurement segment sales decreased from the prior period due primarily to lower volumes of shipments of laser-based distance measurement and dimensional sizing products and light-scatter laser-based surface measurement products offset by higher volumes of remote tank monitoring products. Sales in the Measurement segment increased $194,354, or 9.4%, to $2,258,240 in the first six months of Fiscal 2013 from $2,063,886 in the same period of the prior year. Measurement segment sales increased from the prior period due primarily to higher volumes of shipments of remote tank monitoring products and laser-based distance measurement and dimensional sizing products offset by lower volumes of light-scatter laser-based surface measurement products.

Gross margin for the second quarter increased to 57.1% as compared to 42.2% in the second quarter of the prior year. Gross margin for the six months ended November 30, 2012 increased to 53.5% as compared to 45.7% for the three months ended November 30, 2011. These increases are primarily due to a shift in the product sales mix towards higher margin products, lower sales volumes through the Asian distribution channels, which typically have higher discounts and lower margins, and the Company’s efforts to reduce the material costs from certain key suppliers. Operating expenses increased $90,450, or 5.8%, to $1,655,283 for the three months ended November 30 2012 as compared to $1,564,833for the three months ended November 30, 2011. Operating expenses increased $264,833, or 8.4%, to $3,403,407 for the six months ended November 30, 2012 as compared to $3,138,574 for the six months ended November 30, 2011. The increases are primarily due to higher sales and marketing expenses and higher research and development expenses.

“Our results this quarter reflect a decrease in sales for our SBS products, particularly in China as a result of a slowdown in the manufacturing sector of their economy, and a decline in sales of our laser-based measurement sensors in North America as compared to the prior year. While we are disappointed with the decrease in revenues this quarter, we remain committed to making the investments in product and sales channel development that are necessary to increase revenue and profitability,” commented Jim Fitzhenry, President and CEO of Schmitt Industries. “We will remain focused on these priorities while also monitoring developments in the global economy as they relate to manufacturing” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions, global financial concerns, the volatility of the Company’s primary markets, the Xact® tank monitoring system’s commercial viability and our ability to satisfy expected demand, the ability to meet production requirements for new products, the ability to develop new products to satisfy changes in consumer demands, protection of intellectual property rights, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, fluctuations in quarterly and annual operating results, the ability to reduce operating costs if sales decline, maintenance of a significant investment in inventories in anticipation of future sales, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, increased costs due to changes in securities laws and regulations, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Jeffrey T Siegal, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	November 30, 2012	May 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$2,662,321	$2,776,817
Accounts receivable, net of allowance of $27,080 and $26,720 at November 30, 2012 and May 31, 2012, respectively	2,107,730	2,493,889
Inventories	4,422,475	3,975,600
Prepaid expenses	138,196	186,489
Income taxes receivable	23,482	7,780

	9,354,204	9,440,575

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,805,951	1,723,273
Furniture, fixtures and equipment	1,279,829	1,247,720
Vehicles	121,835	121,835

	3,506,615	3,391,828
Less accumulated depreciation and amortization	(2,098,186)	(2,019,692)

	1,408,429	1,372,136

Other assets
Intangible assets, net	1,145,595	1,213,204

TOTAL ASSETS	$11,908,228	$12,025,915

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$591,773	$770,586
Accrued commissions	310,199	335,104
Accrued payroll liabilities	220,873	142,665
Other accrued liabilities	224,053	286,319

Total current liabilities	1,346,898	1,534,674

Long-term liabilities	7,500	7,500
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,990,910 shares issued and outstanding at both November 30, 2012 and May 31, 2012	10,324,738	10,279,636
Accumulated other comprehensive loss	(303,852)	(313,295)
Retained earnings	532,944	517,400

Total stockholders’ equity	10,553,830	10,483,741

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,908,228	$12,025,915

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2012 AND 2011

(UNAUDITED)

	Three Months Ended November 30,		Six Months Ended November 30,
	2012	2011	2012	2011
Net sales	$2,702,259	$3,476,225	$6,382,924	$6,947,710
Cost of sales	1,160,031	2,009,687	2,966,748	3,773,268

Gross profit	1,542,228	1,466,538	3,416,176	3,174,442

Operating expenses:
General, administration and sales	1,523,918	1,520,528	3,156,733	3,032,718
Research and development	131,365	44,305	246,674	105,856

Total operating expenses	1,655,283	1,564,833	3,403,407	3,138,574

Operating income (loss)	(113,055)	(98,295)	12,769	35,868
Other income	7,915	16,692	8,427	26,130

Income (loss) before income taxes	(105,140)	(81,603)	21,196	61,998
Provision (benefit) for income taxes	(536)	(3,427)	5,652	3,146

Net income (loss)	$(104,604)	$(78,176)	$15,544	$58,852

Net earnings (loss) per common share:
Basic	$(0.03)	$(0.03)	$0.01	$0.02

Weighted average number of common shares, basic	2,990,910	2,896,448	2,990,910	2,896,039
Diluted	$(0.03)	$(0.03)	$0.01	$0.02

Weighted average number of common shares, diluted	2,990,910	2,896,448	3,003,828	2,945,594